Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2017, except for the effects of the reverse stock split described in Note 18 to the consolidated financial statements, as to which the date is March 10, 2017, relating to the financial statements of Alteryx, Inc., which appears in the Prospectus dated March 23, 2017 filed by Alteryx, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-216237). We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 23, 2017